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                                                                   EXHIBIT 10.18


                              CONSULTING AGREEMENT

       THIS AGREEMENT is effective September 30, 2005. Its parties are NORTH POINTE HOLDINGS CORPORATION ("Company") and JOON MOON ("Consultant").

                                   BACKGROUND

       Company is a holding company with subsidiaries in the insurance and financial services industry. Consultant is a member of the board of directors of the Company. Company wants to take advantage of Consultant's experience in investments and business acquisitions, as that experience would benefit the Company. Consultant is willing to work for Company as a consultant.

       This document states the parties' agreements on these issues.

                                      TERMS

         1. RETENTION. Company retains Consultant to act as a consultant in matters relating to investments, financial and business acquisitions ("Services").

         2. TERM. This Agreement is effective on the date first shown above and is terminable by either party at any time, with or without cause, upon at least thirty (30) days prior written notice.

         3. INDEPENDENT CONTRACTOR STATUS. Consultant is an independent contractor. He is not Company's employee, agent, joint venturer, or partner. Nothing in this Agreement will be interpreted as creating or establishing an employer/employee relationship between Company and Consultant. Company will not: procure workers' compensation coverage for Consultant; withhold FICA (Social Security) from Consultant's payments; make state or federal unemployment insurance contributions on behalf of Consultant or its personnel; withhold state and federal income tax from payment to Consultant; or make disability insurance contributions on behalf of Consultant.

         4. NONEXCLUSIVE. Consultant retains the right to perform work for others during the term of this Agreement. Company retains the right to cause work of the same or a different kind to be performed by its own personnel or other contractors during this Agreement's term.

         5. SERVICES TO BE PERFORMED BY CONSULTANT. Consultant will be reasonably available or otherwise "on-call" to Company as requested by Company's executive management. Consultant will use his best efforts to promptly respond to Company's requests for Services.

         6. METHOD OF PERFORMING SERVICES. Recognizing Consultant's special skills, Company gives Consultant more control over his work than it would give to its other service providers. Consultant will determine the method, details and means of performing the work to be carried out for Company. Company will not control the manner or determine the method of accomplishing such work. This does not mean, however, that the parties will not engage in the consultation inherent in their relationship. Consultant's compensation is set by this Agreement.

         7. LIAISON WITH COMPANY EMPLOYEES. Company will advise Consultant of the individuals with whom Consultant will consult. Company and Consultant will develop appropriate administrative procedures for performance of work.

         8. PLACE OF WORK. Consultant will perform his work for Company as he may determine from time to time.

         9. COMPENSATION. Consultant shall be paid a monthly retainer of $5,000 for each full calendar month during this Agreement's term.


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         10.      EXPENSES. Except as otherwise agreed in writing, Company will reimburse Consultant his reasonable and necessary expenses incurred while performing services under this Agreement.

         11. CONFIDENTIALITY. Consultant will maintain in strict confidence, and will use and disclose only as authorized by Company, all information of a competitively sensitive or proprietary nature that he receives in connection with the work he performs for Company under this Agreement. This information includes without limitation, customer and agent lists. These restrictions on information will not apply to information (1) generally available to the public; (2) released by Company generally without restriction;
(3) independently developed or acquired by Consultant or its personnel without reliance in any way on other protected information of Company; or (4) approved for Consultant's use and disclosure without restriction. Notwithstanding the foregoing restrictions, Consultant may use and disclose any information (1) to the extent required by an order of any court or other governmental authority or
(2) as necessary for it or them to protect their interest in this Agreement, but in each case only after Company has been notified and has had the opportunity, if possible, to obtain reasonable protection for this information in connection with this disclosure. The confidentiality obligations stated in this paragraph shall survive the termination of this Agreement.

         12. NOTICES. Any notices to be given by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at their last known addresses. A party may change this address by written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt. Mailed notices will be deemed communicated as of two days after mailing.

         13. ENTIRE AGREEMENT OF THE PARTIES. This Agreement supersedes any and all agreements, either oral or written, between the parties with respect to the rendering of services by Consultant for Company. It contains all of the parties' agreements with respect to Consultant's services. Any modification of this agreement will be effective only if it is in writing signed by the party to be changed.

         14. AMENDMENT. The parties can only amend this Agreement in a writing signed by both parties.

         15. BENEFIT. The parties intend that this Agreement both benefit and bind them, as well as their successors and assigns.

         16.      GOVERNING LAW. Michigan law governs this agreement.

         17. PARTIAL INVALIDITY. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

         18. PARTIES IN INTEREST. This Agreement is enforceable only by Consultant and Corporation. The terms of this Agreement are not a contract or assurance regarding compensation, continued employment, or benefit of any kind to any of Consultant's personnel assigned to Corporation's work, or any beneficiary of any such personnel, and no such personnel or beneficiary will be a third-party beneficiary under or pursuant to the terms of this Agreement.
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The parties have executed this agreement as of the 30th day of September 2005.


NORTH POINTE HOLDINGS CORPORATION



By; /s/ James G. Petcoff
   ------------------------
     Its President


/s/ JOON S. MOON
---------------------------
    JOON S. MOON









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